Exhibit 99.1

Veroni Brands Granted DTC Eligibility for the OTC Market

Bannockburn, Il June 29, 2020, Veroni Brands Corp. (“Veroni” or the “Company”) (OTCBB:VONI), an importer of premium beverage, chocolate and snack products produced in Europe, which sells and distributes to domestic and international retailers, has received approval from the Depository Trust Company (DTC), making its shares DTC eligible. DTC, the largest security depositary in the world, provides settlement systems for equities in the U.S. and throughout the world. DTC is a member of the U.S. Federal Reserve System and a registered clearing agency with the U.S. Securities and Exchange Commission.

Igor Gabal, President and CEO, stated, “Receiving DTC eligibility and listing service on the OTC Market Group, will allow us to expand Veroni’s exposure to a larger investment community while providing a lower-cost, more seamless trading experience with a diverse network of broker-dealers that provide liquidity and execution services enabling investors to easily trade our Company’s stock through the broker of their choice.

The DTC eligibility completes the phase for efficient trading of the Company’s stock. We will continue to evaluate opportunities and options to further improve liquidity in the market while providing timely updates on the implementation of our aggressive business plan.”

ABOUT VERONI BRANDS:

Veroni Brands Corp. has been formed to import and distribute premium European products into the U.S. market. Veroni Brands was created to search out desirable premium products across Europe and make them accessible to discerning consumers in the U.S. Veroni Brands strives to import the extraordinary and delight its consumers with experiences that had previously only been attainable in Europe. Beginning in 2019, the Company expanded its import and distribution of chocolate products and significantly grew its sales and distribution volumes. The Company entered into long term supply agreements with major U.S national retailers to import chocolate products under its “Sweet Desire” brand as well as “Private Label Brands” that are currently being sold in over 20,000 retail locations across the U.S. The Company’s recent expansion of the import and national distribution of snacks, chocolate and chocolate-related products that are currently being sold to U.S. national retailers presents the Company with a substantial growth opportunity to introduce to its retail partners’ portfolio of various consumer products and to increase its network of retailers and wholesale distributors Nationally. For additional information and links to our filings with the Securities and Exchange Commission, please visit our website www.veronibrands.com.

Company Contact:

Tim Clemensen

VP Investor Relations

Veroni Brands Corp.

888-794-2999 ext. 104

tim@veronibrands.com